Exhibit 99.1

For immediate release	February 12, 2014

Crown Crafts Reports Results for Third Quarter of Fiscal 2014

●	Net income up 10.9% for the quarter and 15.0% for the nine-month period
●	Board declares quarterly cash dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported results for the third quarter of fiscal year 2014, which ended December 29, 2013.

“We continue to demonstrate steady year-over-year improvement in sales, gross profit and net income, despite the challenging retail environment,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “This marks the 34th consecutive quarter that the Company has shown a profit, excluding goodwill write-offs. We are pleased with this performance, which has been driven by the strength of our products, the soundness of our strategy and our ability to endure the ups and downs of the marketplace for more than eight years. We remain debt-free, our balance sheet remains strong, and we will continue to maintain tight control over costs.”

Financial Results

Net income for the third quarter of fiscal 2014 increased to $1.8 million, or $0.18 per diluted share, on net sales of $20.6 million, compared with net income of $1.6 million, or $0.16 per diluted share, on net sales of $20.1 million for the third quarter of fiscal year 2013. Gross margin improved to 28.9% of net sales for the quarter, compared with 26.3% for the prior-year period.

For the nine-month period, net income increased to $3.7 million, or $0.38 per diluted share, on net sales of $57.3 million, compared with net income of $3.3 million, or $0.33 per diluted share, on net sales of $54.8 million for the first nine months of fiscal year 2013. Gross margin for the nine-month period improved to 28.2% of net sales, compared with 24.9% for the prior-year period.

916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on April 4, 2014 to shareholders of record at the close of business on March 14, 2014. “Our Board continues to demonstrate its commitment to returning value to shareholders, and we are pleased to declare our 17th consecutive quarterly dividend. This reflects the Board’s confidence in the financial strength of our business and our prospects for the future,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 317-6789 and refer to conference number 10039107. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Standard Time on February 20, 2014. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10039107.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Net sales	$20,619	$20,070	$57,283	$54,805
Gross profit	5,954	5,282	16,175	13,621
Gross profit percentage	28.9%	26.3%	28.2%	24.9%
Income from operations	2,859	2,503	6,028	5,083
Income before income tax expense	2,869	2,531	6,006	5,106
Income tax expense	1,090	927	2,263	1,850
Net income	1,779	1,604	3,743	3,256
Basic earnings per share	$0.18	$0.16	$0.38	$0.33
Diluted earnings per share	$0.18	$0.16	$0.38	$0.33

Weighted Average Shares Outstanding:
Basic	9,859	9,816	9,845	9,772
Diluted	9,877	9,816	9,858	9,772

CONDENSED CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	December 29, 2013	March 31, 2013
Cash and cash equivalents	$3,771	$340
Accounts receivable, net of allowances	17,274	21,724
Inventories	17,240	10,930
Total current assets	41,152	35,227
Finite-lived intangible assets - net	5,443	5,990
Goodwill	1,126	1,126
Total assets	$49,400	$44,163

Total current liabilities	14,815	11,351

Shareholders’ equity	34,585	32,812
Total liabilities and shareholders’ equity	$49,400	$44,163